UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 13, 2003

Hughes Electronics Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-26035	52-1106564
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2250 East Imperial Highway El Segundo, California		90245
(Address of Principal Executive offices)		(Zip Code)

(310) 964-0808

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if changed Since Last Report)

Item 5.    Other Events.

On November 13, 2003, the U.S. District Court for the Central District of California (“Court”) denied the motion of Pegasus Satellite Television, Inc. and Golden Sky Systems, Inc. (together “Pegasus”) to intervene in the lawsuits of National Rural Telecommunications Cooperative (“NRTC”) against Hughes Electronics Corporation’s wholly owned subsidiary DIRECTV, Inc. and Hughes Communications Galaxy, Inc. (jointly, “DIRECTV”), Case Nos. 99-5666 and 99-8672 (the “NRTC Actions”). Pegasus had filed this motion for the purpose of objecting to the settlement of the NRTC Actions. As previously announced, NRTC and DIRECTV have entered into a settlement of the NRTC Actions which will not become final until the Court conducts a fairness hearing and approves the settlement of the class action filed by certain members of the NRTC (the “Class Action”). The Court has tentatively approved the settlement and set a hearing date of January 5, 2004 for final approval of the settlement of the Class Action which, in turn, would result in settlement of the NRTC Actions.

The Court previously set March 23, 2004 as the trial date for DIRECTV’s claims against Pegasus for $54 million (plus interest) under the parties’ Seamless Marketing Agreement. That trial date and other related scheduling for DIRECTV’s claims against Pegasus are not affected by the Court order referred to above.

The Court has also set January 8, 2004 as the date for a status conference to consider the remaining claims which Pegasus has asserted against DIRECTV (the “Pegasus Action”). In the order entered on November 13th, the Court specifically reconsidered its prior order entered on December 5, 2000 in the Pegasus Action. In the prior order, the Court had ruled that Pegasus had a legal right to bring a claim against DIRECTV to clarify the DBS Agreement between NRTC and DIRECTV. The Court has now ruled that Pegasus does not have any legally cognizable right in the DBS Agreement or the NRTC Actions and that its rights stem solely from its Member Agreement with NRTC.

A copy of the order entered by the Court on November 13, 2003 is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

(c)    Exhibits.

Exhibit No.	Exhibit

99.1	Order of the United States District Court for the Central District of California Denying Pegasus’ Motion to Intervene, entered on November 13, 2003

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HUGHES ELECTRONICS CORPORATION

Date: November 17, 2003	By:	/s/ LARRY D. HUNTER
Name: Larry D. Hunter Title: Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Exhibit
99.1	Order of the United States District Court for the Central District of California Denying Pegasus’ Motion to Intervene, entered on November 13, 2003